Exhibit (a)(15)

Placer Dome Calls Barrick Application to Strike Down Shareholder Rights Plan "Premature"

December 5, 2005

This news release contains "forward-looking statements" that are subject to risk factors and assumptions set out in the cautionary note contained within this news release.

Vancouver, Canada: Placer Dome Inc. (NYSE, TSX, ASX: PDG) today responded to an application made by Barrick Gold Corporation after the close of markets on Friday, December 2, 2005 requesting that the British Columbia Securities Commission ("BCSC") effectively strike down Placer Dome's Shareholder Rights Plan.

"Placer Dome is in active discussions with a number of parties about a range of potential value-enhancing transactions," said Peter Tomsett, President and Chief Executive Officer. "By applying to "cease trade" the rights at this time, Barrick is seeking to prematurely end the value-enhancing process Placer Dome has underway and thereby deny Placer Dome shareholders the opportunity to consider any potential alternatives to Barrick's inadequate offer. Cutting that process short may be in Barrick's interests, but it is certainly not in the best interests of Placer Dome shareholders."

Placer Dome has had a shareholder rights plan in place since 1990, and it has received shareholder approval of prior rights plans on numerous occasions since then. The current rights plan is not a short-tem tactical rights plan adopted in response to the Barrick offer. It was adopted on February 26, 2004 and received the overwhelming approval of 79% of shareholders represented in person or in proxy at the Annual and Special Meeting of shareholders on May 5, 2004. Placer Dome shareholders have therefore collectively expressed their view that it is in their interests to be afforded the protection offered by the rights plan in the event of an unsolicited offer that is not a "Permitted Bid", such as the Barrick offer.

The "Permitted Bid" provisions of Placer Dome's Rights Plan contain standard conditions, and include the requirement that an offer be open for at least 60 days and meet other standards designed to ensure that shareholders are treated fairly in any offer. Barrick was free to make its offer a Permitted Bid but chose not to do so. Placer Dome believes Barrick's choice could deprive Placer Dome shareholders of the opportunity to consider a superior alternative. By contrast, a number of pending and recent unsolicited bids in Canada have either been made as permitted bids or been open for acceptance for the minimum period prescribed by the permitted bid provisions of the target company's rights plan.

Placer Dome's Board of Directors is carrying out an active process to generate a value-enhancing alternative to the Barrick offer, which it views as opportunistic and inadequate, including the appointment of a Special Committee of the Board to oversee the process.

That process is ongoing. To date, Placer Dome has entered into confidentiality and standstill agreements with, and provided certain non-public financial and operating information of Placer Dome to, a number of interested parties. Due to the strategic value of Placer Dome's quality gold and copper assets, Placer Dome's Board of Directors believes that Placer Dome and its assets are potentially very attractive to other parties in addition to Barrick.

Placer Dome has major mining operations located in Canada, the United States, Australia, Papua New Guinea, South Africa, Tanzania and Chile. Given the international scope of its operations and the logistical complexity inherent in assessing the value of mineral properties and conducting appropriate site visits, potential bidders for Placer Dome require more than the amount of time provided by the Barrick offer to assess Placer Dome's value. In addition, potential alternative transactions under consideration may involve negotiations with more than one party or may involve consideration being offered to Placer Dome shareholders in the form of securities of the acquiror, requiring additional time to complete the negotiation of an alternative transaction and for Placer Dome to conduct the necessary due diligence with respect to the potential acquiror.

Placer Dome expects to file a formal response to Barrick's application later this week.

Placer Dome is a global gold mining company employing more than 13,000 people at 16 mining operations in seven countries. The Vancouver-based company's shares trade on the Toronto, New York, Swiss and Australian stock exchanges and Euronext-Paris under the symbol PDG.

Note to Security Holders:

In response to the exchange offer by Barrick Gold Corporation relating to Placer Dome, Placer Dome has filed in Canada and the U.S. and mailed to its shareholders a Directors' Circular dated November 23, 2005, and has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Directors' Circular as an exhibit thereto. These documents set forth the full response of the Board of Directors of Placer Dome to the exchange offer by Barrick. Security holders are urged to read the Directors' Circular, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Security holders may obtain a free copy of the Directors' Circular as well as any other documents filed by Placer Dome in connection with the exchange offer by Barrick, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.

For further information please contact:
Investor Relations:
Greg Martin (604) 661-3795
Meghan Brown (604) 661-1577
Media Relations:
Gayle Stewart (604) 661-1911

Shareholder Inquiries:
Georgeson Shareholder Communications Canada Inc.
Placer Dome's Information Agent
Toll-free within North America 1-866-245-2999

Head office
Suite 1600, Bentall IV
1055 Dunsmuir Street
(PO Box 49330,
Bentall Postal Station)
Vancouver, B.C. Canada V7X 1P1
Tel: (604) 682-7082

On the internet: www.placerdome.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that were based on expectations, estimates and projections as of the date of this press release. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "potential", "expect", "forecast", "estimate", "would", "could", "if" and "may". Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this press release.

Examples of forward-looking statements in this press release include expectations as to: whether or not a superior or alternative transaction to the Barrick offer may emerge; the structure of any such potential alternative transaction; and the existence and number of potential parties to any such potential alternative transaction.

These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Placer Dome; the existence of third parties interested in purchasing some or all of Placer Dome's assets; the accuracy of Placer Dome's mineral reserves and mineral resource estimates; whether mineral resources can be developed; what the prices of gold, copper and platinum and the cost of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this press release are subject to the risks identified on Schedule B "Important Information Regarding Placer Dome's Mineral Reserves and Mineral Resources" to Placer Dome's Directors' Circular as well as the risks which are identified in the filings by Placer Dome with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities including Placer Dome's Form 40-F/Annual Information Form.

This list of factors that may affect the forward-looking statements contained in this press release is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Placer Dome does not undertake to update any forward-looking statements that are contained, or incorporated by reference, in this press release, except in accordance with applicable securities laws.